Exhibit 10.23

AGREEMENT REGARDING THE BOND TRUSTEE’S FEES (the “Fee Agreement”)

Issuer:	Euronav Luxembourg SA
Bond Trustee:	Nordic Trustee ASA
ISIN (the Bonds):	NO0010793888
Annual Fee:	NOK 150 000
Annual Payment Date:	May 31
Date of Agreement:	30 May 2017

1.	Annual Fee: The Issuer shall pay the Annual Fee on the Annual Payment Date as set out in the schedule above. The Annual Fee covers the work related to the establishing and the supervision of the Bonds according to the bond agreement for the Bonds (the “Bond Agreement”). The Annual Fee is payable in advance and falls due for the first time together with the issue of the Bonds, and subsequently on each Annual Payment Date. The Annual Fee will be adjusted annually in accordance with the Norwegian Consumer Price Index (the “CPI”).

2.	Break Fee: In the event the Bond Agreement or this Fee Agreement is terminated prior to its original final maturity date, the Bond Trustee may require a fee (the “Break Fee”) as compensation for loss of income, but always limited to one Annual Fee.

3.	Security Fee: If the Bond Trustee according to the Bond Agreement shall hold security documents or act as security trustee, this may be charged the Issuer separately (the “Security Fee”).

4.	Tap Issues: In connection with any tap issues under the Bond Agreement the Issuer shall pay a separate fee if an amendment agreement to the Bond Agreement is prepared (the “Tap Issue Fee”). The applicable Tap Issue Fee is published on the website www.nordictrustee.no.

5.	The Bondholders' Meeting; The Issuer will be charged a fixed standard fee for any bondholders’ meeting to be held (the “Fixed Meeting Fee”), regardless of who requested the meeting, except when a bondholders' meeting is requested with the purpose of electing a new Bond Trustee and this is due to the Bond Trustee's failure to fulfil its duties. The applicable Fixed Meeting Fee is published on the website www.nordictrustee.no. The Fixed Meeting Fee includes preparation of the standard documents for the meeting, inter alia the standard formal part of the summons, agenda, notice and minutes and also includes the use of the premises of the Bond Trustee related to the bondholders’ meeting, and the Bond Trustee's participation at and management of the meeting.

The Issuer will be billed for any documented costs which inter alia will include costs related to external meeting facilities, postage and the registry of securities. Any additional work a bondholders' meeting entails for the Bond Trustee, including any preparation of case documents or any costs related to assistance from consultants, financial and legal advisors will be charged separately as described in clause 6.

6.	Work Fee: The Issuer shall pay the Bond Trustee for any work (the “Work Fee”) related to extraordinary situations under the Bond Agreement or any other Finance Document (as defined in the Bond Agreement), such as, but not limited to, requests from the Issuer regarding waivers or amendment requirements, restructuring processes, enforcements or any recovery procedures and default situations. The Work Fee will be charged on a case to case basis, either by an hourly rate or based on an assessed fixed rate for the process. The applicable hourly rates for Work Fee are published on the website www.nordictrustee.no.

7.	Costs: The Issuer shall also cover any documented cost incurred by the Bond Trustee (the “Costs”) which may include inter alia the costs for assistance from legal advisors related to inter alia the establishment of the Bond Agreement, any security or any part of a restructuring process.

8.	Taxes: The Issuer will be charged any value added tax (“VAT”) or other taxes or duties applicable.

9.	Invoice Handling Fee: All through-invoicing will be added a handling fee (“Handling Fee”) of 2.50% of the invoice amount up to NOK 100 000 and 1.00% of the part of the invoice amount exceeding NOK 100 000.

10.	Termination: This Fee Agreement terminates without further notice from any of the parties when all obligations under the Bond Agreement and any other Finance Document and the Fee Agreement (as defined in the Bond Agreement) are fulfilled, including interest, expenses and any other sums payable thereunder or subsequent to a bondholders’ meeting decision to appoint a new Bond Trustee.

11.	Conflict, dispute resolution and legal venue: In case of any conflict between this Fee Agreement and the related Bond Agreement, this Fee Agreement shall have precedence, provided that this will not infringe the bondholders' rights under the Bond Agreement. This Fee Agreement and all disputes arising out of, or in connection with this Fee Agreement, between the Bond Trustee and the Issuer shall be governed by Norwegian law. All disputes arising out of, or in connection with this Fee Agreement, between the Bond Trustee and the Issuer shall be exclusively resolved by the courts of Norway, with the District Court of Oslo as sole legal venue.

/s/ Hugo De Stoop	/s/ Vivian Trosch
Issuer	Bond Trustee

EuronavLuxemberg S.A.	Vivian Trosch
Public limited liability company (societie anonyme)	Attorney-at-Law
25 boulevard Prince Henri
L-1724 Luxembourg
Grand Duchy of Luxembourg
RCS Luxembourg B 51212